UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2024

TRANSUITE.ORG INC.
(Exact name of registrant as specified in its charter)

Nevada	333-255178	30-1129581
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7F, Building 4, 605 Zhoushi Road, Hangcheng Street, Baoan District, Shenzhen, China
(Address of Principal Executive Offices)

（702）833-9602

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company Yes ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.01 Changes in Control of Registrant.

Effective August 28, 2024, Michal Wisniewski, the previous sole officer and director and majority shareholder of Transuite.Org Inc. (the “Company”), entered into a stock purchase agreements for the sale of 3,000,000 shares of Common Stock of the Company, representing approximately 74% of the issued and outstanding shares of Common Stock of the Company as of such date, to 36 Fusion Excellent Group Ltd., a company organized under the laws of the British Virgin Islands, and as such it is able to unilaterally control the election of our board of directors, all matters upon which shareholder approval is required and, ultimately, the direction of our Company.

Also on August 28, 2024 Mr. Wisniewski and Andrii Krot resigned from all executive officer positions with the Company, including Chief Executive Officer and President, and as members of the Board, and effective August 28, 2024, Zhenlong Zhao was appointed as Chief Executive Officer, Chief Financial Officer, Secretary and sole Director.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The disclosures set forth in Item 5.01 above are incorporated by reference into this Item 5.02(a).

The business background descriptions of the newly appointed officer and director is as follows:

Zhenlong Zhao - Chief Executive Officer and Director

2009 - 2021, Executive Director, Bengang Guangda Metallurgical Materials Manufactory, accumulated rich industrial management experience, and made significant contributions to the company's development.
2022-2024, Thirty Six Jewelry Sales Store in Hunnan District, Shenyang City, focusing on high-end jewelry sales and improving customer service and marketing skills.

Item 8.01 Other Events.

Change in Address of Company

Effective August 28, 2024, the Company’s location and the location of the Company’s books and records has changed from Al. Jerozolimskie 85 lok. 21, 02-001 Warsaw, Poland, to 7F, Building 4, 605 Zhoushi Road, Hangcheng Street, Baoan District, Shenzhen, China.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Transuite.Org Inc.

Date: August 30, 2024	By:	/s/ Zhenlong Zhao
Name: Zhenlong Zhao
Title: CEO